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                                                                    EXHIBIT 4.12

                  DATED 23 April 2004

                  (1)   PREMIER FARNELL PLC

                  (2)   LAURENCE BAIN

                                 -----------------
                                 SERVICE AGREEMENT
                                 -----------------
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                                    Part 11 Income Tax (Earnings and Pensions)
                                    Act 2003 and with any obligations to deduct national insurance contributions;

      "Pension Scheme"              The Premier Farnell UK Pension Scheme;

      "recognised investment        has the meaning in Section 285 of the
      exchange"                     Financial Services and Markets Act 2000;

      "Termination Date"            the date on which the Executive's employment
                                    under this Agreement terminates and
                                    references to "from the Termination Date" mean from and including the date of termination.

1.2 References herein to "clauses" and "sub-clauses" are to clauses and sub-clauses of this Agreement unless otherwise specified.

1.3 Unless otherwise required words denoting the singular include the plural and vice versa.

1.4 References in this Agreement to statutory provisions include all modifications and re-enactments of them and all subordinate legislation made under them.

1.5 Clause headings are included in this Agreement for convenience only and do not affect its construction.

2.    PREVIOUS AGREEMENTS

2.1 This Agreement contains the entire and only agreement and will govern the relationship between the Company and the Executive from the Commencement Date in substitution for all previous agreements and arrangements whether written, oral or implied between the Company or any Group Company and the Executive relating to the services of the Executive all of which will be deemed to have terminated by consent with effect from the Commencement Date.

2.2 The Executive and the Company acknowledge that in entering into this Agreement neither has relied on any representation or undertaking by the other whether oral or in writing except as expressly incorporated in this Agreement. The Company will not be liable for any misrepresentation by it or any Group Company before the Commencement Date made innocently or negligently and any remedy of the Executive in respect of any representation which is untrue made before the Commencement Date will be limited to damages for breach of contract.

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THIS AGREEMENT is made the 23 day of April 2004

BETWEEN

(1) PREMIER FARNELL PLC whose registered office is at Farnell House, Forge Lane, Leeds, LS12 2NE ("the Company") and

(2) LAURENCE BAIN of Sunningdale House, Church Lane, Farnham, Surrey, GU10 5BD ("the Executive")

WHEREBY IT IS AGREED as follows:

1.    MEANING OF WORDS USED

1.1   In this Agreement the following expressions have the following meanings:

      "Board" the Board of Directors of the Company from time to time and any other person or persons authorised by the Board as its representative for the purposes of this Agreement including without limitation the Remuneration Committee;

      "Commencement Date"        the date of this Agreement;

      "Group Company"            any holding company from time to time of the
                                 Company or any subsidiary from time to time of the Company or of any such holding company (for which purpose "holding company" and
                                 "subsidiary" have the meanings ascribed to them by Section 736 of the Companies Act 1985 as amended by the Companies Act 1989);

      "Group" the Company and every Group Company wherever registered or incorporated;

      "the 1996 Act"             the Employment Rights Act 1996;

      "holiday year"             the period of 12 months from 1 January to 31
                                 December;

      "PAYE deductions"          deductions made to comply with or meet any
                                 liability of the Company to account for tax pursuant to regulations made under Chapter 2 of

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3.    APPOINTMENT, DURATION AND NOTICE

3.1 The Company will employ the Executive and the Executive will serve the Company as Chief Operating Officer, reporting to the Group Chief Executive.

3.2 The said appointment commenced on 29 July 2002 and will continue subject as follows unless and until the employment is terminated either by the Company giving to the Executive not less than 12 calendar months' written notice or by the Executive giving to the Company not less than 6 calendar months' written notice to expire at anytime.

3.3 Without prejudice to clauses 17.1 and 17.2 at its absolute discretion the Company may terminate this Agreement and the employment of the Executive with immediate effect at any time by giving him written notice and in full and final settlement of all claims which he has or may have against the Company, or any Group Company or any director, employee or agent of the Company or any Group Company under or arising out of his employment with the Company or any such Group Company, the termination of his employment (including without limitation his right to notice pursuant to clause 3.2) or otherwise, in such event the Company will:

      3.3.1 pay him a termination payment (less PAYE deductions) equivalent to his basic salary under clause 7.1 at the rate applicable at the Termination Date; and

      3.3.2 either continue to provide him with his contractual benefits (excluding pension and bonus), subject in each case to the agreement of the relevant benefits provider and to the rules of the scheme from time to time; or

      3.3.3 pay him the equivalent of the taxable value (or the cost to the Company if none) of any contractual benefits (excluding pension benefits and bonus) which are not continued pursuant to clause 3.3.2; and

      3.3.4 within 14 days of the Termination Date, pay to the Trustees of the Pension Scheme a special contribution on behalf of the Executive equivalent to the contributions the Company would otherwise have made to the Pension Scheme (provided that the Executive first pays to the Trustees of the Pension Scheme the contributions he would otherwise have been obliged to make during the relevant period) and pay to the Executive a special contribution to the FURBS referred to in clause 10.2 equivalent to the contributions the Company would otherwise have made to the FURBS during the relevant period.

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      in each case for the period from the Termination Date until the expiry of notice required under clause 3.2 or the Executive's 60th birthday if earlier. For the avoidance of doubt the Executive's employment will terminate on the date specified in the notice given by the Company pursuant to this clause.

3.4 Notwithstanding the provisions of clause 3.2, the Executive's employment under this Agreement will automatically terminate on his 60th birthday.

3.5 The Executive's continuous employment with the Company for the purposes of the 1996 Act commenced on 29 July 2002. No employment with a previous employer counts for the purposes of the 1996 Act as part of the Executive's period of continuous employment.

4.    DUTIES

4.1 The Executive will carry out such duties and functions, exercise such powers and comply with such instructions in connection with the business of the Company and the Group as the Board reasonably determines from time to time. Except when prevented by illness, accident or holiday as provided below the Executive will devote such of his time as may reasonably be required and all of his attention and skill to the affairs of the Company and where appropriate the Group and use his best endeavours to promote their interests.

4.2 The Executive will if and so long as he is so required by the Company carry out duties for and/or act as a director, officer or employee of any other Group Company. The duties attendant on any such appointment will be carried out by the Executive as if they were duties to be performed by him on behalf of the Company under this Agreement.

4.3 The Executive will at all times promptly give to the Board (in writing if requested) all information, explanations and assistance that the Board may require in connection with the business or affairs of the Company and the Group and his employment under this Agreement.

4.4 Without prejudice to clause 17.2 the Board may at any time require the Executive to cease performing and exercising all or any of such duties, functions or powers.

5.    PLACE OF WORK

5.1 The Executive will perform his duties principally at the London head office of the Company and at such other place or places as the Company reasonably requires. The

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      Executive may be required to travel both inside and outside the United
      Kingdom in the course of his duties.

6.    HOURS OF WORK

6.1 The Company's normal office hours are from 9 am to 5 pm Monday to Friday but the Executive will be required to work outside these hours without additional remuneration in order to meet the requirements of the business and for the proper performance of his duties. In view of the Executive's seniority and managerial duties and responsibilities, the Executive is regarded as a "managing executive" for the purposes of the Working Time Regulations 1998.

7.    REMUNERATION

7.1 The Company will pay the Executive a salary at the rate of L243,800 per annum (or at such rate as may from time to time be notified to him by the Board) which salary will accrue from day to day and be payable in arrears by equal monthly instalments by the last day of each month.

7.2 The Executive's salary will be subject to reviews by the Remuneration Committee of the Board which will be effective on and from 1 July in each year during the Executive's employment under this Agreement provided that the increase (if any) of such salary will be a matter to be decided at the Remuneration Committee's absolute discretion. The fact that the Executive's salary may be increased in any year or years during his employment does not confer any right on the Executive to receive any increase in any subsequent year.

7.3 The salary referred to in clause 7.1 will be inclusive of any director's fees to which the Executive may be entitled as a director of the Company or of any Group Company.

7.4 At the absolute discretion of the Board, the Executive may be allowed to participate in such bonus scheme or schemes as the Company operates for executives of comparable status to incentivise performance and reward future loyalty and on such terms (including any performance targets or criteria) as the Board may determine from time to time. Participation in or payments under any such scheme for any year will not confer on the Executive any right to participate or to be paid the following year or any subsequent years. Any payments are conditional on the Board being reasonably satisfied with the Executive's performance and conduct up to the date of payment. No payment will be made under any scheme if, on the payment date the Executive has given, or has been given, notice of termination of employment or is no

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      longer employed by the Company, save where the Executive has retired with the agreement of the Company or the Executive's employment has been terminated in breach of this Agreement, in which case a payment will be made in accordance with the rules of the bonus scheme in respect of the number of full calendar months for which the Executive was employed during the relevant financial year of the Company. Any such scheme is entirely discretionary in nature and is not incorporated by reference into this Agreement. Bonus payments are non-pensionable and are subject to PAYE deductions.

8.    EXPENSES

8.1 The Executive will be reimbursed all out of pocket expenses reasonably and properly incurred by him in the performance of his duties under this Agreement on hotel, travelling, entertainment and other similar items provided that he complies with the Company's then current guidelines relating to expenses and if and when required by the Company produces to the Company satisfactory evidence of expenditure.

9.    MOTOR CAR

9.1 During the Executive's employment under this Agreement and whilst the Executive is legally entitled to drive the Company will provide him with a motor car or a monthly cash car allowance in accordance with the Company's Car Policy as amended from time to time. The Company will pay all costs of road fund licence, insurance premiums and running expenses in respect of the motor car including fuel, oil, maintenance and repairs.

9.2 The Executive will be permitted use of the motor car for his own private purposes (including use on holidays).

9.3 The Executive will take good care of the motor car and will observe the terms and conditions of any policy of insurance and all regulations issued from time to time by the Company regarding the use of motor cars provided to its officers or employees.

9.4 On the termination of his employment under this Agreement for any reason the Executive will immediately return the motor car, its keys and all documents relating to it to the Company at its principal place of business or as otherwise directed by the Company.

10.   Pension and other benefits

10.1 The Executive will be entitled to continue to be a member of the Pension Scheme subject to and upon the trust deed and rules of the Pension Scheme from time to time

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      in effect (including without limitation any powers of alteration and discontinuance). There is no contracting out certificate in force in respect of the Executive's employment under the provisions of the Pension Schemes Act 1993.

10.2 In addition, the Company will continue to make contributions to a funded unapproved retirement benefits scheme ("FURBS") in respect of the Executive's earnings above the Inland Revenue Earnings cap. The FURBS has been established under a separate trust deed and rules.

10.3 The total contributions from the Company to the Pension Scheme and the FURBS will be equal to 27% of the Executive's basic salary, provided that the Executive makes contributions equal to 5% of his basic salary.

10.4 During his employment the Executive will be entitled to participate at the Company's expense in the Company's:

      10.4.1 life insurance scheme providing a lump sum of four times the Executive's salary under clause 7.1 from tune to time in the event of the death in service of the Executive before the age of 60 and additional insurance providing a lump sum of L1.3 million on the Executive's death in service before the age of 60 (the amount of such additional insurance to be reviewed each three years from 29 July 2002);

      10.4.2 private medical expenses insurance scheme for the benefit of the Executive and his wife and all children under the age of 21;

      10.4.3 permanent health insurance scheme providing a payment of up to two thirds of the Executive's salary under clause 7.1 after 28 weeks of continuous absence through ill health or injury for the period up to age 60 subject to the rules of the said schemes from time to time (and any replacement schemes provided by the Company) and subject to the Executive (and where appropriate his wife and dependent children) being eligible to participate in or benefit from such schemes pursuant to their rules at a cost which is acceptable to the Company.

10.5 The Executive will be responsible for any tax liability arising in respect of the Inland Revenue unapproved elements of the pension and life insurance arrangements referred to in this clause 10.

10.6 The Executive may be invited to participate in the Company's share option schemes or performance share plans ("the Share Schemes") in accordance with their rules

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      from time to time ("the Rules"). Any participation will be voluntary and will not constitute a contractual entitlement under this Agreement or give rise to any rights or remedies against the Company. By participating the Executive will be deemed irrevocably to have waived any such entitlement, rights or remedies, In particular, but without prejudice to the above, if the Executive's employment terminates for any reason and his options, rights or expectations (if any) under the Share Schemes lapse or are otherwise lost or altered pursuant to the Rules, the Executive will not be entitled to damages for wrongful dismissal or breach of contract, compensation for unfair dismissal or otherwise to any sum or other benefits to compensate him in respect of any loss under the Share Schemes that he may suffer as a result.

11.   HOLIDAYS

11.1 In addition to normal public holidays the Executive will be entitled to 25 working days' paid holiday in each holiday year, such holiday to be taken at such time or times as may be approved by the Group Chief Executive.

11.2 In each holiday year (apart from the year in which the Executive's employment commences or terminates) the Executive will be expected to take at least the 20 days' holiday (including normal public holidays) to which he is entitled under the Working Time Regulations 1998.

11.3 Subject to clause 11.2, the Executive may carry forward to the following holiday year with the Group Chief Executive's written approval up to 5 days' unused holiday entitlement but he must take any holiday which is carried forward before the end of March in that year. Any holiday entitlement which is not taken in accordance with this clause 7 will be lost and may not be further carried forward.

11.4 Where the Executive has taken more or less than his holiday entitlement in the year his employment terminates, a proportionate adjustment will be made by way of addition to or deduction from (as appropriate) his final gross pay calculated on a pro-rata basis.

12.   INCAPACITY

12.1 If the Executive is absent from his duties as a result of illness or injury he will notify the Group Chief Executive as soon as possible and complete any self-certification forms which are required by the Company. If the incapacity continues for a period of seven days or more he will produce to the Company a medical certificate to cover the duration of such absence.

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12.2  Subject to the rest of clause 12 and to clause 17.1.7 and subject to the receipt of the appropriate certificates in accordance with clause 12.1, if the Executive is absent from his duties as a result of illness or injury he will be entitled to payment of his basic salary at the full rate and enjoy his benefits hereunder in respect of such illness or injury for a period (in total) of up to 28 weeks in any period of 12 months (whether the absence is intermittent or continuous). Thereafter during sickness absence the Executive will not be entitled to any further salary or benefits ((other than any medical expenses or permanent health insurance provided by the Company) including without limitation provision of a car) until he has returned to work.

12.3 If the Executive is absent from work because of any injury or condition (physical or mental and whether or not sustained in the course of his duties) caused wholly or partly by any act or omission of any third party (other than the Company or any Group Company) and recovers damages or compensation from such party, the Executive will repay immediately to the Company a sum equivalent to the amount (if any) of any such damages or compensation which relates to any period of absence during which the Executive received salary from the Company pursuant to clause 12.2.

12.4 If the Executive has been absent from work because of any injury or condition (physical or mental) caused wholly or partly by the Company or any Group Company or any person for whom the Company or any Group Company is vicariously liable and for which the Executive may be or become entitled to recover damages or compensation, any such damages or compensation payable will be reduced by the amount of any salary (including Statutory Sick Pay) paid to him and by the pension received or receivable by him in the period in respect of which such damages or compensation are calculated.

12.5 The Executive's basic salary paid under clause 12.2 will include any Statutory Sick Pay payable and when this is exhausted will be reduced by the amount of any Social Security Sickness Benefit or other benefits recoverable by the Executive (whether or not recovered).

12.6 Without prejudice to the Company's right to terminate this Agreement pursuant to clause 17.1.1 to 17.1.6 inclusive, the Company agrees not to terminate this Agreement during any period of sickness absence before Company sick pay payable pursuant to clause 12.2 has been exhausted and/or if such termination would prejudice or limit the Executive's rights or prospective rights under the Company's permanent health insurance scheme referred to in clause 10.4.3.

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12.7  Whether or not the Executive is absent by reason of sickness, injury or other incapacity the Executive will at the request of the Board agree to have a medical examination performed by a doctor appointed and paid for by the Company and the Executive hereby authorises the Board to have unconditional access to any report or reports (including copies) produced as a result of any such examination as the Board may from time to time require and entitlements to salary pursuant to clause 12.2 will be conditional on the Executive complying with the terms of this clause 12.7.

13.   CONFLICT OF INTERESTS

13.1 The Executive will disclose promptly to the Board in writing all his interests in any business other than that of the Company and the Group and will notify the Board immediately of any change in his external interests. Except with the written consent of the Board the Executive will not during his employment under this Agreement be directly or indirectly engaged, concerned or interested whether as principal, servant or agent (on his own behalf or on behalf of or in association with any other person) in any other trade, business or occupation other than the business of the Company or any Group Company. This clause will not prevent the Executive from being interested for investment purposes only as a member, debenture holder or beneficial owner of any stock, shares or debentures which are listed or dealt in on a recognised investment exchange and which do not represent more than four per cent. of the total share or loan capital from time to time in issue in such company.

13.2 The Executive will not during his employment introduce to any other person, firm, company or organisation business of any kind with which the Company or any other Group Company for which he has performed services under this Agreement is able to deal and he will not have any financial interest in, or derive any financial or other benefit from, contracts or transactions entered into by the Company or any other Group Company for which he has performed services under this Agreement with any third party without first disclosing such interest or benefit to the Board and obtaining its written approval.

13.3 The Executive will comply with every rule of law, every regulation of the Financial Services Authority and every requirement, recommendation or regulation of the Company from time to time in force (including the Company's Dealing Rules) in relation to dealings with shares, debentures or other securities of the Company or any Group Company and unpublished price-sensitive information affecting the shares, debentures or other securities of any such company. In relation to overseas dealings, the Executive will also comply with all laws of the state and all regulations of the stock exchange, market or dealing system in which such dealings take place.

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14.   RESTRICTIVE COVENANTS

14.1  In this clause 14 the following expressions have the following meanings:

      "Critical Person"       any person who was an employee, agent, director,
                              consultant or independent contractor employed, appointed or engaged by the Company or any Relevant Group Company at any time within the Relevant Period who by reason of such employment, appointment or engagement and in particular his/her seniority and expertise or knowledge of trade secrets or confidential information of the Company or any Group Company or knowledge of or influence over the clients, customers or suppliers of the Company or any Group Company is likely to be able to assist or benefit a business in or proposing to be in competition with the Company or any Relevant Group Company;

      "Products or Services"  products or services which are of the same kind as or of a materially similar kind to or competitive with any products or services sold or supplied by the Company or any Relevant Group Company within the Relevant Period;

      "Relevant Customer"     any person, firm, company or organisation who or
                              which at any time during the Relevant Period is or was:

                             (i) negotiating with the Company or a Relevant Group Company for the sale or supply of Relevant Products or Services; or

                             (ii) a client or customer of the Company or any Relevant Group Company for the sale or supply of Relevant Products or Services; or

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                              (iii)  in the habit of dealing with the Company or
                                     any Relevant Group Company for the sale or supply of Relevant Products or Services and in each case with whom or which the Executive was directly concerned or connected or of whom or which the Executive had personal knowledge during the Relevant Period in the course of his employment hereunder;

      "Relevant Group         any Group Company (other than the Company) for
      Company"                which the Executive has performed services under
                              this Agreement or for which he has had operational or management responsibility at any time during the Relevant Period;

      "Relevant Period"       the period of 12 months immediately before the
                              Termination Date or (where such provision is applied) the commencement of any period of exclusion pursuant to clause 17.2 if earlier;

      "Relevant Products or   Products or Services with which sale or supply the
      Services"               Executive was directly concerned or connected or
                              of which he had personal knowledge during the Relevant Period in the course of his employment hereunder;

      "Restricted Territory"  any area or territory in which the Executive worked or to which the Executive was assigned by the Company or any Relevant Group Company or for which the Executive had operational or management responsibility at any time during the Relevant Period.

14.2 The Executive will not without the prior written consent of the Company directly or indirectly and whether alone or in conjunction with or on behalf of any other person and whether as a principal, shareholder, director, employee, agent, consultant, partner or otherwise:

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      14.2.1 within the Restricted Territory for a period of 12 months from the
             Termination Date be employed, engaged, concerned or interested in or provide technical, commercial or professional advice to any other business which supplies Relevant Products or Services in competition with the Company or any Relevant Group Company provided that this restriction does not apply to prevent the Executive from:
             (i) undertaking duties or activities which are materially different from those undertaken by him during the Relevant Period in the performance of his duties hereunder; or (ii) holding shares or other securities in any company which is quoted, listed or otherwise dealt in on a recognised investment exchange or other securities market and which confer not more than four per cent. of the votes which could be cast at a general meeting of such company; or

      14.2.2 for a period of 12 months from the Termination Date cause any business which at any time during the Relevant Period has supplied products or services to the Company or any Relevant Group Company or attempt to do anything which causes or may cause such supplier to cease, alter or materially to reduce its supplies to the Company (or any Relevant Group Company as the case may be); or

      14.2.3 for a period of 12 months from the Termination Date cause any business which is or was at any time during the Relevant Period a Relevant Customer of the Company or any Relevant Group Company or do or attempt to do anything which causes or may cause the Relevant Customer to cease or materially to reduce its orders or contracts with the Company or any Relevant Group Company; or

      14.2.4 for a period of 12 months from the Termination Date so as to compete with the Company or any Relevant Group Company canvass, solicit or approach or cause to be canvassed, solicited or approached any Relevant Customer for the sale or supply of Relevant Products or Services or endeavour to do so; or

      14.2.5 for a period of 12 months from the Termination Date so as to compete with the Company or any Relevant Group Company deal or contract with any Relevant Customer in relation to the sale or supply of any Relevant Products or Services, or endeavour to do so; or

      14.2.6 except with the prior written consent of the Company, for a period of 12 months from the Termination date solicit, induce or entice away from the Company or any Relevant Group Company or, in connection with any

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             business in or proposing to be in competition with the Company or any Relevant Group Company, employ, engage or appoint or in any way cause to be employed, engaged or appointed a Critical Person whether or not such person would commit any breach of his or her contract of employment or engagement by leaving the service of the Company or any Relevant Group Company provided that this restriction shall not apply to a Critical Person who has been made redundant or otherwise been given notice of termination of their employment with the Company or Relevant Group Company; or

      14.2.7 use in connection with any business any name which includes the name of the Company or any Group Company or any colourable imitation of it.

14.3 Whilst the restrictions in this clause 14 are regarded by the parties as fair and reasonable, it is hereby declared that each of the restrictions in this clause 14 is intended to be separate and severable. If any restriction is held to be unreasonably wide but would be valid if part of the wording (including in particular but without limitation the defined expressions referred to in clause 14.1) were deleted, such restriction will apply with so much of the wording deleted as may be necessary to make it valid.

14.4 The parties agree that the periods referred to in sub-clauses 14.2.1, 14.2.2, 14.2.3, 14.2.4 and 14.2.5 above will be reduced by one day for every day during which at the Company's direction and pursuant to clause
      17.2 below the Executive has been excluded from the Company's premises and/or has not carried out any duties or has carried out duties other than his normal duties.

14.5 If the Executive breaches any of the provisions in this clause 14 the Company will be entitled by written notice to the Executive to extend the period during which the provisions of clause 14 which have been breached apply by an equivalent period to that during which the breach or breaches have continued, such additional period to commence on the date on which the said period would have otherwise expired. The Executive hereby agrees that if the Company so extends the period of any such restriction, this will not prejudice the right of the Company to apply to the Courts for injunctive relief in order to compel the Executive to comply with the provisions of this clause 14 and/or damages, as the case may be.

14.6 For the purposes of clause 14 and 15 the Company has entered into this Agreement as agent for and trustee of all Relevant Group Companies and all Group Companies respectively.

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15.   CONFIDENTIALITY

15.1 The Executive acknowledges that in the ordinary course of his employment he will be exposed to information about the business of the Company and the Group and that of the Company's and the Group's suppliers and customers which amounts to a trade secret, is confidential or is commercially sensitive and which may not be readily available to others engaged in a similar business to that of the Company or any of the Group Companies or to the general public and which if disclosed will be liable to cause significant harm to the Company or such Group Companies. The Executive has therefore agreed to accept the restrictions in this clause 15.

15.2 The Executive will not during the period of his employment with the Company obtain or seek to obtain any financial advantage (direct or indirect) from the disclosure of information acquired by him in the course of his employment with the Company.

15.3 The Executive will not either during his employment (including without limitation any period of absence or of exclusion pursuant to clause 17.2) or after its termination without limit in time for his own purposes or for any purposes other than those of the Company or any Group Company (for any reason and in any manner) use or divulge or communicate to any person, firm, company or organisation, except to officials of any Group Company who are entitled to know, any secret or confidential information or information constituting a trade secret acquired or discovered by him in the course of his employment with the Company relating to the private affairs or business of the Company or any Group Company or their suppliers, customers, management or shareholders.

15.4  The restrictions contained in this clause do not apply to:

      (i) any disclosure authorised by the Board or required in the ordinary and proper course of the Executive's employment or required by the order of a court of competent jurisdiction or by an appropriate regulatory authority or as otherwise required by law;

      (ii) any information which the Executive can demonstrate is in the public domain otherwise than as a result of a breach by him of this clause; or

      (iii) protected disclosures made pursuant to and in accordance with the Public Interest Disclosure Act 1998 and/or any policy on disclosure operated by the Company from time to time.

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15.5  The provisions of this clause 15 are without prejudice to the duties and obligations of the Executive to be implied into this Agreement at common law. The Executive hereby agrees that at the request and expense of the Company he will enter into a direct agreement or undertaking with any other Group Company whereby he will accept restrictions and provisions corresponding to the restrictions and provisions in clauses 14 and 15 (or such of them as may be appropriate in the circumstances) in relation to such information and such area and for such period as such Group Company may reasonably require for the protection of its legitimate interests.

16.   INTELLECTUAL PROPERTY RIGHTS

16.1  In this clause 16 "Intellectual Property" means any:

      (i) concept, discovery, invention, process, procedure, development or improvement in process or procedure;

      (ii) data, design, formula, model, plans, drawings, documentation, database, computer program or software (including related preparatory and design materials) whether registrable or not and whether or not copyright or design rights subsist in it; and

      (iii) idea, method, information or know-how

      which is made, discovered, created or generated by the Executive whether alone or with others and whether or not in the course of his employment which relates to or affects the business of the Company or any Group Company or which is capable of being used or adapted for use in connection with any such company.

16.2 Without prejudice to the provisions of the Patents Act 1977, the Copyright Designs and Patents Act 1988 and any other applicable legislation:

      16.2.1 the Executive must immediately disclose to the Company full details of any Intellectual Property;

      16.2.2 if the rights in the Intellectual Property belong to the Company or are capable of doing so, the Executive will act as trustee for the Company in relation to them;

      16.2.3 if requested by the Board whether during his employment or after the Termination Date the Executive will at the expense of the Company do everything necessary (including executing documents) to:

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            (i)   protect all current and future rights in the Intellectual
                  Property (by applying for letters patent or other appropriate form of protection) in the United Kingdom or any other part of the world;

            (ii) vest, transfer or assign such protection or right as the case may be to the Company or its nominee with full title guarantee and the right to sue for past infringement and recover damages; and

            (iii) to provide all reasonable assistance as the Company may require to obtain, maintain or enforce rights to the Intellectual Property;

      16.2.4 the Executive hereby irrevocably and unconditionally waives in favour of the Company the moral rights conferred on him by the Copyright Designs and Patents Act 1988 in respect of any Intellectual Property right in which the copyright is vested in the Company under this clause or otherwise;

      16.2.5 the Executive hereby irrevocably authorises the Company to appoint a person to execute any documents and to do everything necessary to effect his obligations under this clause on his behalf.

17.   TERMINATION

17.1 The Company may terminate the Executive's employment immediately by summary notice in writing without compensation (notwithstanding that the Company may have allowed any time to elapse or on a former occasion may have waived its rights under this clause) if he:

      17.1.1 fails or neglects efficiently and diligently to carry out his duties under this Agreement or commits, repeats or continues any serious breach of this Agreement or his obligations under it;

      17.1.2 in the performance of his duties under this Agreement commits any act of gross misconduct or serious incompetence;

      17.1.3 prejudices or because of his behaviour is likely in the reasonable opinion of the Board to prejudice the interests or reputation of the Executive, the Company or any Group Company;

      17.1.4 is charged with or is convicted of any criminal offence other than an offence which does not in the reasonable opinion of the Board affect his position under this Agreement;

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      17.1.5 becomes bankrupt or enters into or make any arrangement or composition with or for the benefit of his creditors generally;

      17.1.6 becomes prohibited by law from being a director of a company or if the Executive ceases to be a director of the Company without the consent or concurrence of the Board; or

      17.1.7 becomes incapacitated from performing all or any of his duties under this Agreement by illness or injury (physical or mental) for a period exceeding (in total) 28 weeks (or such longer period as the Company may agree) in any period of 12 months provided that at the Termination Date the Executive's entitlement to Company sick pay under clause 12.2 has been exhausted and subject to clause 12.6.

17.2 Without prejudice to clause 4.1 after notice of termination has been given by either party pursuant to clause 3.2 or if the Executive seeks to or indicates an intention to resign as a director of the Company or any Group Company or terminate his employment without notice, provided that the Executive continues to be paid and enjoys his full contractual benefits until his employment terminates in accordance with the terms of this Agreement, the Board may in its absolute discretion without breaking the terms of this Agreement or giving rise to any claim against the Company or any Group Company for all or part of the notice period required under clause 3.2:

      (i) exclude the Executive from the premises of the Company and/or any Group Company;

      (ii) require him to carry out specified duties (consistent with the Executive's status, role and experience) for the Company or to carry out no duties;

      (iii) announce to employees, suppliers and customers and to a regulatory information service that he has been given notice of termination or has resigned (as the case may be);

      (iv) instruct the Executive not to communicate orally or in writing with suppliers, customers, employees, agents or representatives of the Company or any Group Company until his employment hereunder has terminated.

      For the avoidance of doubt, the Executive's duties and obligations under clauses 4, 13, 15 and 16 and those to be implied into this Agreement at common law continue to apply during any period of exclusion pursuant to this clause.

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

17.3 On commencement of any period of exclusion pursuant to clause 17.2 the Executive will:

      (i) deliver up to the Company in accordance with clause 19 all property belonging to the Company or any Group Company; and

      (ii) resign in accordance with clause 20 from all offices and appointments he holds in the Company and any Group Company.

17.4 During any period of exclusion pursuant to clause 17.2 the Executive will not be entitled to accrue any holiday other than his entitlement under the Working Time Regulations 1998 referred to in clause 11.2. Any untaken holiday entitlement accrued or likely to accrue up to the Termination Date should be taken during the period of exclusion. The Executive agrees to notify the Company of any day or days during the exclusion period when he will be unavailable due to holiday and will endeavour to agree convenient holiday dates in advance with the Board.

17.5 Before and after termination of the Executive's employment, the Executive will provide the Company and/or any Group Company with reasonable assistance regarding matters of which he has knowledge and/or experience in any proceedings or possible proceedings in which the Company and/or Group Company is or may be a party.

17.6 The Executive agrees that at the expense and request of the Company and in any event on termination of his employment he will transfer or procure the transfer of all shares held by him in trust or as a nominee by virtue of his employment with the Company to such person or persons as the Company may direct. If the Executive fails to do so within seven days of any such request or the termination of his employment (as the case may be) the Company is irrevocably authorised to appoint a person or persons to execute all necessary transfer forms and other documentation on his behalf.

18.   DEDUCTIONS

18.1 The Executive hereby authorises the Company to deduct from his remuneration (which for this purpose includes salary, pay in lieu of notice, commission, bonus, holiday pay and sick pay) all debts owed by the Executive to the Company or any Group Company, including but without limitation the balance outstanding of any loans (and interest where appropriate) advanced by the Company to the Executive.

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19.   DELIVERY OF DOCUMENTS AND PROPERTY

19.1 On termination of his employment for any reason (or earlier if requested) the Executive will immediately deliver up to the Company all property (including but not limited to documents and software, credit cards, mobile telephone, computer equipment, facsimile machine, keys and security passes) belonging to it or any Group Company in the Executive's possession or under his control. Documents and software include (but are not limited to) correspondence, diaries, address books, databases, files, reports, minutes, plans, records, documentation or any other medium for storing information. The Executive's obligations under this clause include the return of all copies, drafts, reproductions, notes, extracts or summaries (however stored or made) of all documents and software.

20.   RESIGNATION AS DIRECTOR

20.1 The Executive will on termination of his employment for any reason at the request of the Board give notice resigning immediately without claim for compensation (but without prejudice to any claim he may have for damages for breach of this Agreement):

      20.1.1 as a director of the Company and all such Group Companies of which he is a director; and

      20.1.2 all trusteeships held by him of any pension scheme or other trusts established by the Company or any Group Company or any other company with which the Executive has had dealings as a consequence of his employment with the Company.

20.2 If notice pursuant to clause 20.1 is not received by the relevant company within seven days of a request by the Company, the Company is irrevocably authorised to appoint a person to execute any documents and to do everything necessary to effect such resignation or resignations on the Executive's behalf.

20.3 Except with the prior written agreement of the Board, the Executive will not during his employment under this Agreement resign his office as a director of the Company or any Group Company and if he does so without the consent or concurrence of the Board, the Company will be entitled to terminate his employment pursuant to clause 17.1.6 or at the Company's absolute discretion, to treat such resignation as notice of termination given by the Executive to the Company pursuant to clause 3.2 and to suspend the Executive pursuant to clause 17.2.

20.4 The Executive's appointment as a director of the Company or any other Group Company will be subject to the Articles of Association from time to time of the relevant company.

21.   RIGHTS FOLLOWING TERMINATION

21.1 The termination of the Executive's employment under this Agreement will not affect any of the provisions of this Agreement which expressly operate or lawfully have effect after termination and will not prejudice any right of action already accrued to either party in respect of any breach of any terms of this Agreement by the other party (except in the case of termination by the Company pursuant to clause 3.3 in which case clause 3.3 will prevail in favour of the Company and the Group).

22.   DISCIPLINARY AND GRIEVANCE PROCEDURES

22.1 The Company's disciplinary and grievance procedures are [available from the Company Secretary/Human Resources Department/posted on the intranet]. The spirit and principles of these procedures apply to the Executive suitably adapted to reflect his seniority and status. Except and to the extent of any procedure implied by statute the Company's disciplinary and grievance procedures are not incorporated by reference in this Agreement and therefore do not form any part of the Executive's contract of employment.

22.2 Disciplinary issues will be handled by the Group Chief Executive with appeals to the Chairman of the Board. The Company may invoke the disciplinary procedure at any stage it being recognised that warnings will not generally be appropriate in view of the Executive's seniority.

22.3 If the Executive has a grievance in relation to his employment or is dissatisfied with a disciplinary decision against him he may apply in writing to the Group Chief Executive who will decide the matter in question (unless the grievance or dissatisfaction relates to the Group Chief Executive or any decision taken by him/her). If the Executive is dissatisfied with such decision (or if the grievance or dissatisfaction relates to the Group Chief Executive or any decision taken by him/her) he may refer the matter to the Chairman of the Board whose decision will be final.

23.   THIRD PARTY RIGHTS

23.1 Apart from the provisions of this Agreement which are expressly or impliedly entered into by the Company for itself and as agent of and trustee for any Group

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

      Company the parties do not intend that this Agreement should confer any right or benefit on any third party.

24.   DATA PROTECTION

24.1 For the purposes of the Data Protection Act 1998 (as amended), the Executive gives his consent to the holding, processing and accessing of personal data provided by him to the Group for all purposes relating to the performance of this Agreement including but not limited to:

      24.1.1  administering and maintaining personal records;

      24.1.2  paying and reviewing salary and other remuneration and benefits;

      24.1.3 providing and administering benefits (including, if relevant, pension, life assurance, permanent health insurance and medical insurance); undertaking performance appraisals and reviews;

      24.1.4  maintaining sickness, holiday and other absence records;

      24.1.5 equal opportunities matters including the operation of an equal opportunities policy;

      24.1.6  taking decisions about the Executive's fitness for work;

      24.1.7  carrying out performance appraisals and development reviews;

      24.1.8  providing references and information to future employers;

      24.1.9 providing information to governmental and quasi-governmental bodies for social security and other purposes, the Inland Revenue and the Contributions Agency;

      24.1.10 recording the commission or alleged commission of any offence;

      24.1.11 providing information to future purchasers of any Group Company or of the business(es) in which the Executive works; and

      24.1.12 transferring information concerning the Executive to a country or territory outside the EEA.

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

25.   INDEMNITY

25.1 The Executive will be indemnified by the Company in accordance with any provisions of the Company's articles of association (as amended or replaced from time to time) providing for the indemnification of directors out of the assets of the Company. In addition, the Company has directors' and officers' liability insurance and it is the Company's current intention to maintain such insurance.

26.   NOTICES

26.1 Notices under this Agreement by the Executive to the Company should be addressed to the Company and left at its registered office or sent by first class post or by facsimile transmission or other form of electronic delivery to its registered office and notices given by the Company to the Executive should be served personally or sent by first class post or sent by facsimile transmission or other form of electronic delivery to his usual or last known place of residence in England. In case of service by post, the day of service will be 48 hours after posting and in the case of facsimile transmission or other electronic delivery the day of service will be the day of transmission by the sender.

27.   MISCELLANEOUS

27.1 This Agreement will be governed by and interpreted in accordance with the law of England and Wales.

27.2 The parties to this Agreement submit to the exclusive jurisdiction of the English Courts in relation to any claim, dispute or matter arising out of or relating to this Agreement.

27.3 Any delay by the Company in exercising any of its rights under this Agreement will not constitute a waiver of such rights.

27.4 There are no collective agreements which directly affect the Executive's terms and conditions of employment.

THIS AGREEMENT has been signed on behalf of the Company by a director and its secretary and executed and delivered as a deed by the Executive on the date set out at the beginning.

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

EXECUTED AND DELIVERED as a     )

Deed by THE COMPANY acting by:  )               /s/ John Raymond Hirst
                                                ------------------------------
                                                Director

                                                /s/ Steven Webb
                                                -------------------------------
                                                Secretary

EXECUTED AND DELIVERED as a     )

Deed by THE EXECUTIVE in the    )

presence of:                    )               /s/ Laurence Bain
                                                --------------------------------
                                                Laurence Bain
Witness: Steven Webb

Signature: /s/ Steven Webb
            ------------------------

Name:
      -----------------------------

Address: 150 ARMLEY ROAD
         LEEDS
         LS12 2QQ

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